Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RECORD RESULTS FOR SECOND QUARTER OF FISCAL 2005; DECLARES CASH DISTRIBUTION OF $0.54 PER UNIT

NEW YORK, JANUARY 28, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported record results of operations for its fiscal 2005 second quarter ended December 31, 2004.  The Company also announced that its distribution to unitholders in respect of the second quarter will be $0.54 per unit, or $2.16 per unit annualized.  The distribution will be payable on February 14, 2005 to unitholders of record on February 8, 2005.

For the three months ended December 31, 2004, the Company reported operating income of $2.9 million, an increase of $0.7 million, or 32%, compared to $2.2 million of operating income for the three months ended December 31, 2003.  Due to seasonal factors, the second fiscal quarter is the slowest of the year in terms of earnings; the Company took advantage of this slower period to advance the scheduled required drydockings for two larger vessels, one of which prepared the vessel for a new three-year charter that began this month.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 21% to $7.9 million in the fiscal 2005 second quarter, compared to $6.5 million in the fiscal 2004 second quarter.  EBITDA is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.  This $1.4 million increase in EBITDA resulted primarily from the operation of a newbuild tank barge, the DBL 102, that was delivered in January 2004, the acquisition of the DBL 140 in January 2004, and the delivery of the DBL 105 in May 2004.  Higher average daily rates in our coastwise trade, resulting from continued strong demand for petroleum products, increasing oil prices, and a higher proportion of larger vessels, were partially offset by lower vessel utilization in our local trade resulting primarily from an increase in unscheduled repair time for one vessel.  EBITDA was also reduced by $0.3 million due to a longer than anticipated break-in period for a recently delivered tank barge.  The fiscal 2005 second quarter also reflected increased general and administrative expenses of $0.3 million due to additional professional fees, insurance and other costs incurred in connection with being a public company that were not incurred in the second quarter of fiscal 2004, which was the last quarter before our January 2004 initial public offering.

Net income for the three months ended December 31, 2004 increased to $1.4 million, from $0.2 million for the three months ended December 31, 2003, due to the improvement in operating income and a reduction of $0.6 million in net interest expense resulting from the repayment of higher cost debt in connection with the initial public offering.  Net income per fully diluted limited partner unit in the second fiscal quarter of 2005 was $0.16 per unit.

For the six months ended December 31, 2004, the Company reported operating income of $7.4 million, an increase of $1.5 million, or 26%, compared to $5.9 million of operating income for the six months ended December 31, 2003.

EBITDA increased by 24% to $17.8 million in the fiscal 2005 first half compared to $14.3 million in the fiscal 2004 first half, due mainly to the additional larger vessels described above, which also positively impacted the first half fiscal 2005 average daily rates.  The six months ended December 31,

2004 reflected increased general and administrative expenses of $0.8 million, including $0.7 million of additional professional fees, insurance and other costs incurred in connection with being a public company that were not incurred in the comparable fiscal 2004 period.

Net income for the six months ended December 31, 2004 increased to $4.5 million, from $1.5 million for the six months ended December 31, 2003, due to the improvement in operating income and a reduction of $1.6 million in net interest expense.  Net income per fully diluted limited partner unit for the first six months of fiscal 2005 was $0.53 per unit.

On December 8, 2004, the Company announced the acquisition of ten tank barges and seven tugboats from affiliates of Bay Gulf Trading of Norfolk, Virginia.  The total purchase price was $21 million.  The addition of this capacity represented a 10.6% increase in the barrel-carrying capacity of the K-Sea fleet.  The Company expects these vessels to be fully integrated into K-Sea’s clean oil transportation and bunkering businesses during the quarter ended March 31, 2005, after completion of certain required modifications.  The results of operations for the second quarter and first half of fiscal 2005 included $0.1 million in non-recurring expenses relating to this acquisition.

Other capital expenditures for the six months ended December 31, 2004, including the double-hulling of the DBL 155 and the re-powering and modification of certain tugboats, totaled $11.3 million.  Included in this amount is the first progress payment for a new 100,000 barrel tank barge which was ordered in September 2004.  Delivery of this vessel is expected in the fall of 2005.

President and CEO Timothy J. Casey said “We are pleased with our fiscal second quarter results, recognizing that they are seasonally lower as we prepare our fleet for the upcoming winter season.  Average daily rates have remained strong.  We are working hard to effectively integrate into our operations the ten barges and seven tugboats we purchased in December, and look forward to a strong winter season.”

Our distributable cash flow for the second quarter of fiscal 2005 was $3.9 million, or approximately 0.86 times the amount needed to cover the cash distribution of $4.6 million declared in respect of the period.  Distribution coverage for the first six months of fiscal 2005, including the seasonally slow second quarter, was 1.12 times.  Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Earnings Conference Call

We have scheduled a conference call for Monday, January 31, 2005, at 10:00 am Eastern time, to review our second quarter results.  Dial-in information for this call is (800) 638-4817 (Domestic) and (617) 614-3943 (International).  The Participant Passcode is 92115417.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until February 7, 2005; dial in information for this replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Participant Passcode is 90423849.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information about us, please visit our website, and the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

We report our financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures such as EBITDA and

distributable cash flow which we use in our business.   EBITDA is used as a supplemental financial measure by management and by external users of our financial statements to assess (a) the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  We believe distributable cash flow is useful as another indication of our ability to generate cash and pay distributions to partners.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.

We have presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, integration of recently acquired vessels (including the timing and effects thereof), delivery of newbuild tank barges, modifications to existing vessels, changes in estimated maintenance capital expenditures, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended December 31,			Six months ended December 31,
	2004	2003		2004	2003
		(A)			(A)
Voyage revenue	$27,341	$20,541		$55,989	$43,430
Bareboat charter and other revenue	477	530		882	1,072
Total revenues	27,818	21,071		56,871	44,502

Voyage expenses	5,899	3,225		11,113	7,535
Vessel operating expenses	11,919	9,603		23,464	19,008
General and administrative expenses	2,117	1,798		4,546	3,787
Depreciation and amortization	4,951	4,226		10,320	8,280

Total operating expenses	24,886	18,852		49,443	38,610
Operating income	2,932	2,219		7,428	5,892
Interest expense, net	1,500	2,051		2,661	4,222
Other expense (income), net	(24)	(73)		(26)	(106)

Income before provision for income taxes	1,456	241		4,793	1,776
Provision for income taxes	87	36		287	266
Net income	$1,369	$205		$4,506	$1,510

General partner’s interest in net income	$27	—		$90	—
Limited partners’ interest in:
Net income	$1,342	$205		$4,416	$1,510
Net income per unit - basic and diluted	$0.16	$0.04		$0.53	$0.31
Weighted average units outstanding - basic	8,330	4,830	(B)	8,330	4,830
- diluted	8,391	4,830		8,365	4,830

(A)      Represents results of operations of our predecessor company, EW Transportation LLC.

(B)        Represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of our initial public offering.

Supplemental Operating Statistics

	Three months ended		Six months ended
	December 31,		December 31,
	2004	2003	2004	2003

Local Trade:
Average daily rate (1)	$5,491	$5,210	$5,535	$5,105
Net utilization (2)	81%	85%	77%	85%

Coastwise Trade:
Average daily rate	$10,612	$9,438	$11,123	$9,833
Net utilization	85%	85%	89%	88%

Total Fleet
Average daily rate	$8,462	$7,454	$8,893	$7,698
Net utilization	83%	85%	84%	87%

(1)   Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)   Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended December 31, 2004	Six months ended December 31, 2004

Net income	$1,369	$4,506
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	4,951	10,514
Non cash compensation cost under long term incentive plan	94	116
Deferred income tax expense	103	259
Maintenance capital expenditures(2)	(2,575)	(5,150)
Distributable cash flow	$3,942	$10,245
Cash distribution in respect of the period	$4,590	$9,180

Distribution coverage	0.86	1.12

(1)   Distributable Cash Flow provides additional information for evaluating our ability to make quarterly cash distributions and is presented solely as a supplemental measure.

(2)   Maintenance capital expenditures represent the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes an allowance to replace the earning capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90; to reflect the acquisition of five single-hulled vessels in December 2004, this allowance will increase beginning with the quarter ending March 2005.

Earnings before Interest, Taxes Depreciation and Amortization (EBITDA)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003

Net income	$1,369	$205	$4,506	$1,510
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	4,951	4,226	10,320	8,280
Interest expense, net	1,500	2,051	2,661	4,222

Provision for income taxes	87	36	287	266

EBITDA	$7,907	$6,518	$17,774	$14,278

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2004	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$57	$379
Title XI escrow account	1,201	1,220
Accounts receivable, net	13,695	11,810
Prepaid expenses and other current assets	4,050	2,429
Total current assets	19,003	15,838

Vessels and equipment, net	235,421	193,646
Construction in progress	1,121	7,722
Title XI escrow account	1,570	1,570
Other assets	8,661	9,368
Total assets	$265,776	$228,144

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$11,466	$4,066
Accounts payable and accrued expenses	14,116	10,952
Total current liabilities	25,582	15,018

Title XI bonds and term loans	76,606	70,351
Credit line borrowings	26,250	4,400
Capital lease obligations	3,250	—
Deferred taxes	2,936	2,677
Total liabilities	134,624	92,446
Commitments and contingencies
Partners’ Capital	131,152	135,698
Total liabilities and partners’ captial	$265,776	$228,144